Exhibit 99.1
Dendreon Reports Second Quarter 2010 Financial Results
SEATTLE, August 3, 2010 — Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended June 30, 2010. Revenue for the quarter ended June 30, 2010 was $2.8 million compared to $25,000 for the quarter ended June 30, 2009. Revenue for the six months ended June 30, 2010 was $2.8 million compared to $55,000 for the six months ended June 30, 2009. Over the first three months of launch, the company has seen revenue from sales of PROVENGE® (sipuleucel-T) for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer (mCRPC) grow from $340 thousand in May to $2.45 million in June and $5.2 million in July.
“We have established a strong foundation for the launch of PROVENGE, based on the month-over-month revenue growth and positive coverage guidelines published by local Medicare carriers and private payers,” said Hans Bishop, executive vice president and chief operating officer. “Demand for PROVENGE is strong, as we have already received prescriptions for more than 500 patients during the first three months. In addition, we are on track with the expansion of all of our manufacturing facilities in order to provide PROVENGE to more patients in 2011.”
Dendreon’s total operating expenses for the second quarter of 2010 were $68.4 million compared to $20.9 million in 2009. Dendreon’s total operating expenses for the six months ended June 30, 2010 were $126.1 million compared to $37.9 million for the same period in 2009. The net loss for the quarter ended June 30, 2010 was $142.6 million, or $1.04 per share which includes a $0.55 charge associated with the revaluation of warrants, compared to $126.7 million, or $1.20 per share for the quarter ended June 30, 2009, which included a $1.00 charge for warrant revaluation. The net loss for the six months ended June 30, 2010 was $268.3 million, or $2.00 per share which includes a charge associated with the revaluation of warrants of $1.06, compared to $142.1 million, or $1.41 per share for the six months ended June 30, 2009, which included a $1.02 charge for warrant revaluation.
As of June 30, 2010, Dendreon had $492.4 million in cash, cash equivalents, and short-term and long-term investments compared to $606.4 million as of December 31, 2009.
Recent Highlights:
•	U.S. Food and Drug Administration (FDA) approved PROVENGE. Dendreon immediately launched PROVENGE to approximately 50 sites throughout the country.
•	Dendreon is on track to provide PROVENGE to approximately 2,000 patients over the first 12 months of launch and to date has already received prescriptions for more than 500 patients.
•	On May 12, 2010, the National Comprehensive Cancer Network Clinical Practice Guidelines (NCCN Guidelines™) for Prostate Cancer added PROVENGE to the list of treatment options for patients with mCRPC as a Category 1 indication.

•	Nine local Medicare Administrative Contractors (MACs) have formally published coverage guidelines, and an additional 3 MACs have provided customers with written confirmation of coverage and an additional 2 MACs have provided customers with verbal confirmation of coverage. As for private payers, Dendreon has secured national and local coverage with major plans, including Aetna, Emblem Health, Humana, Kaiser and several Blues plans.
•	On June 30, 2010, Centers for Medicare and Medicaid Services (CMS) initiated a National Coverage Analysis (NCA). NCAs do not impact existing coverage decisions, nor do they restrict local Medicare contractors from covering PROVENGE. Therefore, Medicare beneficiaries are still able to access PROVENGE and private payers can also still cover PROVENGE.
•	On July 28, 2010, Dendreon submitted a response to CMS asking the agency to reconsider whether a NCA is necessary, based upon the overwhelming clinical evidence showing a significant improvement in overall survival in this patient population, which is the gold standard of all endpoints in oncology clinical trials.
•	Dendreon is on track to make PROVENGE more broadly available in 2011 with the expansion and anticipated licensure of its New Jersey facility in early 2011 and its facilities in Atlanta, Georgia and Orange County, California in mid-2011.
•	The pivotal Phase III IMPACT data were published in the New England Journal of Medicine and were presented at the European Association of Urology annual meeting in Barcelona, Spain.
“The FDA approval of PROVENGE and our rapid launch represents the beginning of an entirely new era in medicine,” said Mitchell H. Gold, M.D., president and chief executive officer. “We are committed to continuing our expansion in the United States in order to serve the many patients with advanced prostate cancer who until now had few appealing treatment options. In addition, we are investing in our pipeline and establishing the infrastructure required for global growth.”
Conference Call Information
Dendreon will host a conference call today at 1:30 p.m. PT, 4:30 p.m. ET. To access the live call, dial 1-800-901-5247 (domestic) or +1-617-786-4501 (international); the conference ID number is 32238437. The call will also be audio webcast and will be available from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-286-8010 or +1-617-801-6888 for international callers; the conference ID number is 82853835. The replay will be available from 7:30 pm ET on Tuesday, August 3rd, until 11:59 pm ET on Tuesday, August 10th. In addition, the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce ACI product candidates designed to stimulate an immune response. Dendreon’s first autologous cellular immunotherapy product, PROVENGE® (sipuleucel-T), was approved by the FDA in April 2010 for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington, and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects, including progress on the commercialization efforts for PROVENGE. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
		(unaudited)
Revenue	$2,810	$25	$2,831	$55
Cost of Revenue	$2,692	$—	$2,692	$—

Gross Profit	$118	$25	$139	$55

Operating expenses:
Research and development	20,743	13,321	50,157	25,119
General and administrative	47,697	7,608	75,915	12,825

Total operating expenses	68,440	20,929	126,072	37,944

Loss from operations	(68,322)	(20,904)	(125,933)	(37,889)
Interest income	300	196	578	529
Interest expense	(110)	(213)	(424)	(1,324)
Loss from valuation of warrant liability	(74,484)	(105,796)	(142,567)	(103,417)

Net loss	$(142,616)	$(126,717)	$(268,346)	$(142,101)

Basic and diluted net loss per share	$(1.04)	$(1.20)	$(2.00)	$(1.41)

Shares used in computation of basic and diluted net loss per share	136,636	105,880	134,061	100,851

	June 30,	December 31,
	2010	2009
Balance Sheet Data:
Cash and cash equivalents	$217,946	$409,829
Short-term investments	262,183	167,116
Long-term investments	12,262	29,441
Trade Accounts Receivable	2,790	—
Prepaid antigen costs	29,648	18,975
Inventory	5,347	1,882
Total assets	732,238	735,415
Warrant liability	—	132,953
Convertible senior subordinated notes	52,535	52,535
Total stockholders’ equity	607,058	503,564